Exhibit 10.21

CHRISTOPHER C. ROLFE Senior Vice President, Strategy. Planning and Human Resources

Duke Energy Corporation PB04J / 422 South Church St. Charlotte, NC 28202-1904

704 382 4343 704 382 4155 fax crolfe@duke-energy. com

January 28, 2004

CONFIDENTIAL

Mr. Richard W. Blackburn

Re:	Your Key Employee Severance Agreement

Dear Dick:

The purpose of this letter is to summarize the preliminary understandings we have reached concerning your claim to receive payment under the terms of your Key Employee Severance Agreement (“the KESA”) as a result of your leaving the Company’s employ. This letter of intent does not legally bind either you or the Company, except with respect to the confidentiality provisions set forth in paragraph 6 below, and neither of us will be under any legal obligation with respect to these matters unless and until a written definitive agreement has been fully executed and delivered.

1.	The Company would pay you a severance payment in the amount of $548,077, less applicable withholding. (We arrived at this number using the severance formula in The Duke Energy Business Services LLC 2003-2004 Severance Benefits Plan (PN: 546.))

2.	The Company would provide you with 4,443 shares of Duke Energy common stock, representing a discretionary prorated vesting under your Chairman’s Award dated August 18, 1999, in full satisfaction of all obligations of the Company under your Chairman’s Award. You agree to be responsible for any withholding taxes owed in connection with this vesting.

3.	Your entitlement to any payment under the KESA will be determined by final and binding arbitration as set forth below.

4.

The Company contends that you are not entitled to any payments under the KESA. You contend that you are entitled to a payment thereunder. If the Company is successful in the arbitration, you will not be entitled to any payments under the KESA, but you will be entitled to keep the consideration furnished to you pursuant to paragraphs 1 and 2 above. If you are successful in the arbitration, we mutually agree that you will be entitled, in full and final

Mr. Richard W. Blackburn

January 28, 2004

satisfaction of any amounts owed to you by the Company pursuant to the KESA, to receive a payment from the Company equal to (i) $2,004,782 (our agreement as to the amount to which you would be entitled pursuant to paragraph 2(c) of the KESA) minus (ii) the value of the consideration provided to you pursuant to paragraphs 1 and 2 above and reflected on your Form W-2, i.e., the sum of (a) $548,077 plus (b) the product of 4,433 and the closing share price of Duke Energy common stock on the last date of your employment with the Company.

5.	Absent our mutual agreement to the contrary, the arbitration will be conducted before a single arbitrator in Charlotte, North Carolina pursuant to the provisions of paragraph 14 of the KESA. Consistent with our mutual desire to resolve our dispute expeditiously, we agree that any discovery we conduct shall be limited in scope so as not to impose any significant burden on either you or the Company, and we agree to use best efforts to submit the case on stipulated facts, or failing that, to use best efforts to limit the evidentiary hearing, if necessary, to no more than one day.

6.	You agree to keep the terms and conditions of our agreement and your dispute confidential, provided that you may disclose such matters to your legal counsel or as otherwise required by law. The Company will use its best efforts to restrict knowledge of this dispute and our agreement to those with a “need to know,” except as required by law (including without limitation any disclosure requirements of the Securities Exchange Act of 1934). Either party may, however, disclose our agreement to the arbitrator.

7.	This preliminary agreement is subject to the execution and delivery of a definitive agreement between you and the Company, which will include a full waiver and release of claims by you, except with respect to vested and accrued rights you have under the Company’s qualified and nonqualified benefit plans and stock option plans.

8.	Our entry into this agreement and our use of terms herein (e.g., reference to a payment as a “severance payment”) will not be considered an admission for any purpose in the arbitration proceeding.

9.	If these terms are satisfactory to you, please sign this document below in the space provided and return it to me.

Mr. Richard W. Blackburn

January 28, 2004

In the meantime, should you have any questions, please do not hesitate to call.

Very truly yours,

/s/ Christopher C. Rolfe

Christopher C. Rolfe Senior Vice President Strategy, Planning & HR

/s/ Richard W. Blackburn

Richard W. Blackburn